                                                                EXHIBIT 99.2



                                [BANK LETTERHEAD]


                            __________________, 1998


Dear Shareholder:

         Clover Community Bank is off to a fine start in our first eleven years of operations. I am thankful for the success we have enjoyed so far. However, there are many changes occurring in the banking industry. To insure that we are able to avail ourselves of possible opportunities, I, along with the other directors of the Bank, am recommending to our shareholders that we form a one-bank holding company. This holding company could be a vehicle to accomplish goals that would not be attainable under our present bank organizational structure. Many of these significant advantages are noted in the enclosed Proxy Statement/Prospectus.

         The proposed reorganization would make no change in personnel or in shareholders. As a matter of fact, the proposed holding company's management team and shareholders will be basically a mirror image of the Bank's, as the same individuals will serve as officers and directors of the Bank and the proposed holding company. The proposed reorganization does require shareholder approval and we have scheduled this vote at this year's annual meeting.

         The meeting will be held at the Bank on Monday, April 20, 1998, at 7:00 p.m., as more fully described in the enclosed Notice of Annual Meeting. The enclosed Proxy Statement/Prospectus describes the reasons for and the terms and conditions of the proposed reorganization, as well as certain other information. You should read it carefully for details of the proposed reorganization and additional related information. At the meeting, shareholders will vote on a plan to reorganize the Bank into a one-bank holding company structure. If the reorganization plan is approved, each outstanding share of common stock of the Bank will be converted into one share of common stock of the holding company.

         YOUR VOTE IS IMPORTANT. Please complete, sign and return the enclosed proxy form to the Bank as soon as possible in the stamped envelope provided, even if you plan to attend the meeting. If you attend the meeting and would like to vote in person, you may revoke your proxy simply by requesting the right to vote in person. Please do not send in your share certificates with your proxy. After approval of the reorganization by the bank's shareholders, you will receive instructions for the surrender and exchange of your shares.



                                                Sincerely,



                                                James C. Harris, Jr.
                                                President